Tellurian reports 2017 results

HOUSTON, Texas - (BUSINESS WIRE) March 15, 2018 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) began building its global natural gas business in its first year as a public company. Notable Tellurian achievements:

•	Attained regulatory milestones for the Driftwood terminal and Driftwood pipeline

◦	Received authority from the United States Department of Energy to export liquefied natural gas (LNG) to free-trade agreement nations

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Completed the pre-filing phase and collectively submitted a formal application with the Federal Energy Regulatory Commission (FERC) to construct and operate the Driftwood terminal and Driftwood pipeline

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Received a notice of schedule for environmental review from FERC stating that it will issue its final Environmental Impact Statement (EIS) on October 12, 2018, and a Federal Authorization Decision Deadline on January 10, 2019, allowing Tellurian to make a final investment decision and begin construction of the Driftwood terminal in the first half of 2019

•	Completed front-end engineering and EPC agreements for the Driftwood terminal

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Entered into four lump sum turnkey engineering, procurement and construction (EPC) contracts for an aggregate $15.2 billion with Bechtel for completion of the ~27.6 million tonnes per annum (mtpa) Driftwood terminal; contracts guarantee performance, timing and cost at $550 per tonne, one of the lowest cost liquefaction projects worldwide

•	Achieved financial goals

◦	Closed the reverse merger with Magellan Petroleum Corporation and began trading on the NASDAQ under the ticker symbol “TELL”; TELL was added to the Russell 2000 Index

◦	Issued common stock to Total for $207 million

◦	Raised over $100 million in a public offering, including underwriter overallotments

•	Launched new business strategies

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Initiated an offering of equity in Driftwood Holdings LLC, an integrated LNG business which includes natural gas reserves, pipelines, and export facilities for $1,500 per tonne of LNG contracted per year

◦	Acquired almost 12,000 net acres of natural gas producing assets in the core of the Haynesville shale; targeting delivery of gas for $2.25/mmBtu to markets in Southwest Louisiana

◦	Announced the Tellurian Pipeline Network to expand natural gas supply alternatives for the growing demand in Southwest Louisiana

◦	Established initial LNG marketing activities and initiated a six-month time charter for the LNG tanker, the Maran Gas Mystras

President and CEO Meg Gentle said, “In 2017, Tellurian was able to guarantee its project costs, gain a regulatory scheduling notice, and obtain access to capital markets. By integrating our business, we are recognizing the strength of the commoditized LNG market, and we are offering customers the opportunity to share in the benefits of the low-cost structure as our partners. The experienced team at Tellurian is developing asset opportunities representing $29 billion of near-term investments that will deliver natural gas to the growing LNG hub in Southwest Louisiana and enable exports to global markets.”

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Estimated Driftwood project timeline
Catalyst	Estimated timeline
Draft Environmental Impact Statement	1H 2018
Final Environmental Impact Statement	12 October 2018
FERC order and Federal Authorization Decision Deadline	10 January 2019
Driftwood final investment decision	1H 2019
Begin construction	1H 2019
Begin operations	2023

Financial results
Tellurian ended its 2017 fiscal year with approximately $128.3 million of cash and cash equivalents and remains debt free. We have a strong balance sheet consisting of $276.8 million in assets, of which $90.9 million represents our proved natural gas reserves of approximately 327 billion cubic feet equivalent (Bcfe).
Tellurian reported a net loss of approximately $231.5 million, or $1.23 per share (basic and diluted), for the year ended December 31, 2017.

About Tellurian Inc.
Tellurian was founded by Charif Souki and Martin Houston and is led by President and CEO Meg Gentle. Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.
For more information, please visit www.tellurianinc.com.
Follow us on Twitter at twitter.com/TellurianLNG

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” “proposed”, and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the cost, capacity, timing, impact and other aspects of Tellurian’s projects and business and potential related financing transactions. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by Tellurian with the Securities and Exchange Commission (the “SEC”) on March 15, 2018, and other filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Contact

Media:
Joi Lecznar
SVP Public Affairs and Communication
Phone +1.832.962.4044
joi.lecznar@tellurianinc.com

Investors:
Amit Marwaha
Director, Investor Relations
Phone +1.832.485.2004
amit.marwaha@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com